Exhibit 99.1

Per-Se Technologies Announces Election of John W. Danaher, M.D., to Board of Directors

     ALPHARETTA, Ga.--(BUSINESS WIRE)--Dec. 3, 2004--Per-Se Technologies (Nasdaq: PSTI), the leader in Connective Healthcare solutions that help physicians and hospitals realize their financial goals, today announced that John W. Danaher, M.D., has been elected to Per-Se's Board of Directors.
     Danaher is president and chief executive officer of QuickCompliance, a full-service e-learning company that enables healthcare and governmental organizations to address a comprehensive range of business imperatives. Previously, Danaher was president and chief operating officer of HealthMarket, an on-line provider of consumer driven health plans. He has also served as an executive vice president with WebMD Corporation (Nasdaq: HLTH). Danaher earned undergraduate degrees from Trinity College and Bryn Mawr College. He earned his medical degree from Dartmouth Medical School, completed his residency and chief residency in Internal Medicine at Stanford University Medical Center and earned a M.B.A. from Stanford University.
     Danaher meets the NASD requirements for an independent director. He will serve on Per-Se's Compensation, Compliance and Governance Committees of the Board.
     "John's extensive healthcare business background will be a valuable asset to the Board," stated Philip M. Pead, Per-Se's chairman, president and chief executive officer.
     Per-Se also announced today that Stephen A. George, M.D., who has been a director since 2002, and David R. Holbrooke, M.D., who has been a director since 1994, have both decided not to stand for re-election to the Board at the Company's 2005 annual meeting. They will both serve out their current terms as director. "I'd like to thank Stephen and David for their significant contributions to Per-Se," stated Pead.

     About Per-Se Technologies

     Per-Se Technologies (Nasdaq: PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se enable physicians and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare. Per-Se's Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.

     CONTACT: Per-Se Technologies, Alpharetta
              Michele Howard, 770-237-7827
              investors@per-se.com